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                                 EXHIBIT 1

                        JOINT ACQUISITION STATEMENT
                        PURSUANT TO RULE 13d-1(f)1

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D, as amended, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, as amended, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  April 15, 1997            ________________________________________
                                    WALTER F. HARRISON, III, individually
                                    and as general partner of Granite
                                    Capital L.P. and the president of
                                    Granite Advisory Corp., on behalf of
                                    Granite International Group L.P.

                                  ________________________________________
                                    LEWIS M. EISENBERG, individually and
                                    as general partner of Granite Capital
                                    L.P. and the secretary of Granite Advisory
                                    Corp., on behalf of Granite Capital
                                    International Group L.P.